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Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE ACHIEVES EARNINGS OF $0.31/SHARE;
OPERATING MARGINS CONTINUE TO INCREASE
—OM% at 12.8%; $32.1M in Net Cash Generation; Backlog Grows $19.5M in Q3—

        Princeton, New Jersey, October 22, 2003—Covance Inc. (NYSE: CVD) today reported earnings for its third quarter ended September 30, 2003 of $0.31/diluted share, 24% growth over the same period in 2002.

        "Covance delivered strong earnings growth and cash flow in the third quarter as ongoing productivity improvements drove increased profitability and earnings," said Chris Kuebler, Covance's Chairman and CEO. "This quarter's results were led by Early Development, which posted exceptionally strong operating margins of 22.0%, top line growth of 11.6%, and strong new order flow. In Late-Stage Development, revenue was flat versus the prior year as a result of below target net order generation in the first half of the year. However, Late-Stage Development orders improved both sequentially and year-over-year, and operating margins were 14.8% this quarter. Cash flows in the quarter were once again very robust, driving a $32.1 million increase in our cash balance to a record $111 million. We continue to remain confident in our ability to achieve our full-year 2003 EPS target of $1.20 per share and our full-year 2004 EPS target of at least $1.41 per share."

        "Over the past 18 months we have stressed operational excellence at Covance, specifically our people, process, and client approach," said Joe Herring, Covance's President and COO. "We continued to reap the benefits of these efforts as demonstrated in our increasing levels of revenue per employee and OM per employee, as well as by our growing operating margins. During the third quarter, margins increased 80 basis points sequentially and 150 basis points year-over-year to 12.8%. Process efficiency initiatives are expected to drive even further advances in productivity and profitability in the future—a few specific examples of ongoing efforts will be provided during our third quarter investor conference call. On the commercial front, we continue to see an increasing number of large, multi-capability projects that can leverage our broad portfolio of drug development services. Net orders have increased for the second quarter in a row, driving a $19.5 million sequential increase in our backlog. We anticipate continued growth in net orders and backlog, based upon improving market dynamics."

Consolidated Results

($ in millions except EPS)	3Q03	3Q02*	Change	2003 YTD	2002 YTD*	Change
Net Revenues	$232.0	$221.0	5.0%	$699.2	$648.8	7.8%
Reimbursable Out-of-Pockets	$7.9	$9.9		$26.0	$30.2

Total Revenues	$239.9	$230.9		$725.2	$679.0
Costs and Expenses	$202.2	$196.1	3.1%	$613.7	$582.3	5.4%
Reimbursable Out-of-Pockets	$7.9	$9.9		$26.0	$30.2

Total Costs and Expenses	$210.1	$206.0		$639.7	$612.5
Operating Income	$29.8	$24.9	19.8%	$85.5	$66.5	28.6%
Operating Margin %	12.8%	11.3%		12.2%	10.3%
Net Income	$19.5	$15.4	26.8%	$55.7	$40.3	38.3%
Diluted EPS	$0.31	$0.25	24.0%	$0.89	$0.65	36.9%

*
2002 net income and diluted EPS amounts have been reduced to exclude the $6.5 million ($0.11/diluted share) favorable income tax reserve reversal reported during the third quarter of 2002.

        Net revenues for the third quarter of 2003 increased 5.0% to $232.0 million compared to $221.0 million in the third quarter of 2002. Year-to-date net revenues increased 7.8% to $699.2 million compared to $648.8 million in the prior year.

        Costs and expenses for the third quarter of 2003 increased 3.1% to $202.2 million compared to $196.1 million in the third quarter of 2002. Year-to-date, costs and expenses increased 5.4% to $613.7 million compared to $582.3 million in the prior year.

        Consolidated operating income for the third quarter of 2003 increased 19.8% to $29.8 million compared to $24.9 million in the third quarter of 2002. Operating margin for the third quarter of 2003 was 12.8% compared to 11.3% for the third quarter of last year and 12.0% in the previous quarter. Year-to-date, operating income increased 28.6% to $85.5 million compared to $66.5 million in the prior year.

        Net income for the third quarter of 2003 increased 26.8% to $19.5 million or $0.31/diluted share compared to $15.4 million or $0.25/diluted share for the third quarter of last year. Year-to-date, net income increased 38.3% to $55.7 million or $0.89/share compared to $0.65/share for the same period in 2002.

Operating Segment Results

Early Development

($ in millions)	3Q03	3Q02	Change	2003 YTD	2002 YTD	Change
Net Revenues	$104.7	$93.8	11.6%	$303.3	$270.6	12.1%
Operating Income	$23.1	$18.2	26.8%	$61.3	$49.3	24.5%
Margin %	22.0%	19.4%		20.2%	18.2%

        The Company's Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services. Early Development net revenues for the third quarter of 2003 grew 11.6% to $104.7 million compared to $93.8 million in the third quarter of 2002 and $98.7 million last quarter. Contributing to top line growth were strong performances by European toxicology, global chemistry, and global Phase I clinical services. Year-to-date, net revenues grew 12.1% to $303.3 million compared to $270.6 million in the prior year.

        Operating income for the third quarter of 2003 increased 26.8% to $23.1 million compared to $18.2 million for the third quarter of last year. Operating margin for the third quarter of 2003 was a record at 22.0% versus 19.4% in the third quarter of the prior year and 19.5% last quarter. Operating margin improvement was broad-based, including strong profitability in global toxicology, global chemistry, and global Phase I clinical services. Year-to-date, operating margins were 20.2% compared to 18.2% in the prior year. Early Development's full-year operating margins are expected to increase again in 2004.

Late-Stage Development

($ in millions)	3Q03	3Q02	Change	2003 YTD	2002 YTD	Change
Net Revenues	$127.3	$127.2	0.1%	$395.8	$378.2	4.7%
Operating Income	$18.8	$18.2	3.5%	$58.9	$48.8	20.7%
Margin %	14.8%	14.3%		14.9%	12.9%

        The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (comprised of Phase IV studies and health economic and outcomes services), and central diagnostic services. Late-Stage Development net revenues for the third quarter of 2003 increased 0.1% to $127.3 million compared to $127.2 million in the third quarter of 2002. Year-to-date, revenues increased 4.7% to $395.8 million compared to $378.2 million in the prior year. In spite of sequential improvement in central laboratories net order generation, revenue growth in the near term is expected to continue to be impacted by low central laboratory net order generation experienced in the first half of 2003.

        Operating income for the third quarter of 2003 increased 3.5% to $18.8 million compared to $18.2 million in the third quarter of the prior year. For the third quarter of 2003, operating margin was 14.8%, up from 14.3% for the third quarter last year. Year-to-date, operating margins were 14.9% compared to 12.9% in the prior year. Margin improvements for the third quarter and year-to-date were primarily driven by strong margins in central laboratory services. Operating margins for Late-Stage Development are expected to continue to increase in 2004 due to further advances in productivity.

Corporate Information

        The Company's backlog was $1,090 million at September 30, 2003 compared to $1,071 million at June 30, 2003 and $1,083 million at September 30, 2002. Backlog increased sequentially in both Early Development and Late-Stage Development.

        The Company reported an increase of $32.1 million in cash and cash equivalents in the quarter to $110.9 million at September 30, 2003 from $78.8 million at June 30, 2003 and continues to have no debt outstanding. In the third quarter, operating cash flows were very strong at $57.9 million. Capital spending in the quarter was $28.3 million and included the strategic purchase of our central laboratory facility in Geneva, Switzerland at a cost of $18.8 million.

        "Not only did we take advantage of the opportunity to lock up this strategically important facility, but we expect that our carrying costs will be lower going forward," said Bill Klitgaard, Covance's Chief Financial Officer. Covance now expects to have full-year 2003 capital spending of approximately $65 million and to achieve full-year 2003 net cash generation in the range of the previously announced $80 million target, including the purchase of the Geneva facility.

        Net Days Sales Outstanding (DSO) were 49 days at September 30, 2003 versus 50 days at June 30, 2003 and 42 days at September 30, 2002.

        The Company's investor conference call will be webcast on October 23 at 9:00 am EDT. The CEO commentary and presentation slides are available through www.covance.com. Management will also discuss new advances in process efficiencies during the call, which were announced previously today.

        Covance, with headquarters in Princeton, New Jersey, is one of the world's largest and most comprehensive drug development services companies with 2002 net revenues of $883 million, global operations in 18 countries, and approximately 6,700 employees worldwide. Information on Covance's products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

        Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company's business are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company's ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company's ability to increase profitability of its clinical development services and to increase order volume in central laboratory and commercialization services, continued growth in demand for bioanalytical services and Covance's ability to provide these services on a large scale basis, and other factors described in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company's expectations.

Financial Exhibits follow

COVANCE INC.

PROFORMA UNAUDITED INCOME STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(Dollars in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002(a)	2003	2002(a)
Net revenues	$231,954	$220,968	$699,188	$648,756
Reimbursable out-of-pockets	7,897	9,924	26,057	30,247

Total revenues	$239,851	$230,892	$725,245	$679,003

Costs and expenses:
Cost of revenue	154,789	152,568	473,517	452,924
Reimbursed out-of-pocket expenses	7,897	9,924	26,057	30,247
Selling, general and administrative	36,109	33,201	106,251	98,681
Depreciation and amortization	11,263	10,329	33,874	30,640

Total	210,058	206,022	639,699	612,492

Income from operations	29,793	24,870	85,546	66,511
Other (income) expense, net:
Interest expense, net	27	260	211	745
Foreign exchange transaction loss (gain), net	313	541	334	1,919

Other (income) expense, net	340	801	545	2,664

Income before taxes	29,453	24,069	85,001	63,847
Taxes on income	10,035	8,686	29,658	23,584
Equity investee earnings	92	—	339	—

Net income	$19,510	$15,383	$55,682	$40,263

Basic earnings per share	$0.32	$0.26	$0.90	$0.67
Weighted average shares outstanding—basic	61,679,462	60,076,986	61,569,954	60,294,923
Diluted earnings per share	$0.31	$0.25	$0.89	$0.65
Weighted average shares outstanding—diluted	62,674,600	61,192,298	62,734,837	61,613,852

(a)
2002 adjusted to exclude the reversal of a $6.5 million income tax reserve relating primarily to the favorable settlement of a longstanding multi-year foreign income tax audit.

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2003 AND DECEMBER 31, 2002

(Dollars in thousands)

	September 30 2003	December 31 2002
	(UNAUDITED)
ASSETS
Cash & cash equivalents	$110,916	$75,913
Accounts receivable, net	142,740	159,368
Unbilled services	49,990	39,073
Inventory	38,613	40,472
Deferred income taxes	67	1,839
Prepaid expenses and other current assets	40,471	28,721

Total Current Assets	382,797	345,386
Property and equipment, net	277,455	258,407
Goodwill, net	56,876	56,805
Other assets	15,952	16,405

Total Assets	$733,080	$677,003

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$19,173	$24,123
Accrued payroll and benefits	51,861	57,803
Accrued expenses and other current liabilities	36,121	40,828
Unearned revenue	67,830	91,681
Income taxes payable	5,516	—

Total Current Liabilities	180,501	214,435
Deferred income taxes	19,352	16,432
Other liabilities	15,996	14,469

Total Liabilities	215,849	245,336

Common stock	655	637
Paid-in capital	183,611	147,745
Retained earnings	374,791	319,109
Cumulative translation adjustment	9,643	1,714
Treasury stock	(51,469)	(37,538)

Total Stockholders' Equity	517,231	431,667

Total Liabilities and Stockholders' Equity	$733,080	$677,003

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(Dollars in thousands)

(UNAUDITED)

	Nine Months Ended September 30
	2003	2002
Cash flows from operating activities:
Net income	$55,682	$46,763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,874	30,640
Stock issued under employee benefit and stock compensation plans	9,886	7,813
Deferred income tax provision	4,692	500
Other	255	793
Changes in operating assets and liabilities, net of businesses sold:
Accounts receivable	16,628	14,512
Unbilled services	(10,917)	(323)
Inventory	1,859	(535)
Accounts payable	(4,950)	(4,043)
Accrued liabilities	(10,649)	9,214
Unearned revenue	(23,851)	(23,544)
Income taxes payable	5,516	12,793
Other assets and liabilities, net	2,233	4,429

Net cash provided by operating activities	80,258	99,012

Cash flows from investing activities:
Capital expenditures	(48,726)	(38,545)
Acquisition of business, net of cash acquired	—	(2,796)
Other, net	(18)	1

Net cash used in investing activities	(48,744)	(41,340)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facilities	—	(15,000)
Stock issued under employee stock purchase and option plans	17,420	4,483
Purchase of treasury stock	(13,931)	(16,420)

Net cash provided by (used in) financing activities	3,489	(26,937)

Net change in cash and cash equivalents	35,003	30,735
Cash and cash equivalents, beginning of period	75,913	35,404

Cash and cash equivalents, end of period	$110,916	$66,139

COVANCE INC.

INCOME STATEMENTS — INCLUDING SPECIAL ITEMS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Net revenues	$231,954	$220,968	$699,188	$648,756
Reimbursable out-of-pockets	7,897	9,924	26,057	30,247

Total revenues	$239,851	$230,892	$725,245	$679,003

Costs and expenses:
Cost of revenue	154,789	152,568	473,517	452,924
Reimbursed out-of-pocket expenses	7,897	9,924	26,057	30,247
Selling, general and administrative	36,109	33,201	106,251	98,681
Depreciation and amortization	11,263	10,329	33,874	30,640

Total	210,058	206,022	639,699	612,492

Income from operations	29,793	24,870	85,546	66,511
Other (income) expense, net:
Interest expense, net	27	260	211	745
Foreign exchange transaction loss (gain), net	313	541	334	1,919

Other (income) expense, net	340	801	545	2,664

Income before taxes	29,453	24,069	85,001	63,847
Taxes on income	10,035	2,186	29,658	17,084
Equity investee earnings	92	—	339	—

Net income	$19,510	$21,883	$55,682	$46,763

Basic earnings per share	$0.32	$0.36	$0.90	$0.78
Weighted average shares outstanding—basic	61,679,462	60,076,986	61,569,954	60,294,923
Diluted earnings per share	$0.31	$0.36	$0.89	$0.76
Weighted average shares outstanding—diluted	62,674,600	61,192,298	62,734,837	61,613,852

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  Exhibit 99.1
COVANCE ACHIEVES EARNINGS OF $0.31/SHARE; OPERATING MARGINS CONTINUE TO INCREASE —OM% at 12.8%; $32.1M in Net Cash Generation; Backlog Grows $19.5M in Q3—